Exhibit i.2

March 22, 2002

Oak Ridge Funds, Inc.
10 South LaSalle Street
Suite 1050
Chicago, Illinois 60601

Gentlemen:

     We consent to the incorporation by reference in this Registration Statement of our opinion regarding the sale of shares of Oak Ridge Funds, Inc. (f/k/a/ O.R.I. Funds, Inc.) dated December 14, 1993. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
Godfrey & Kahn, S.C.